EXHIBIT 99(h)(3)(A)(i)


                                  AMENDMENT TO
                            FUND ACCOUNTING AGREEMENT

        This Amendment is made as of January 1, 1999, between Centura Funds, Inc., (the "Company"), BISYS Fund Services, Inc. ("BFS") and BISYS Fund Services Ohio, Inc. (the "New Fund Accountant"). The parties hereby amend the Fund Accounting Agreement (the "Agreement") between the Company and BFS, dated as of October 1, 1996, as set forth below.

        WHEREAS, the parties hereto wish to substitute the New Fund Accountant for BFS as the fund accountant under the Agreement;

        WHEREAS, the parties hereto wish to modify Section 6 of the Agreement entitled "Term"; and

        WHEREAS, the parties hereto wish to modify Schedule A to the Agreement entitled "Fees".

        NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

        1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

        2. The New Fund Accountant shall replace BFS as the fund accountant under the Agreement.

        3. Section 6 of the Agreement shall be amended by replacing the first sentence of such Section with the following:

        The initial term of this Agreement (the "Initial Term") shall be for a period commencing on January 1, 1999, and ending on January 1, 2004.

        4. Section 6 of the Agreement shall be further amended by replacing the third paragraph of the Section with the following:

        If, for any reason other than nonrenewal, a Change of Control (as such term is defined in this Section 6), mutual agreement of the parties or a material breach of this Agreement, Fund Accountant is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-

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        fund accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Company shall make a one-time cash payment, calculated in the manner set forth below, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to Fund Accountant in accordance with the following schedule: (i) during years one and two of the Initial Term, the payment shall be based on Fund Accountant's total fee for a one-year period, (ii) during year three of the Initial Term, the payment shall be based upon 75% of Fund Accountant's total fee for a one-year period, (iii) during year four of the Initial Term, the payment shall be based upon 50% of Fund Accountant's total fee for a one-year period, and (iv) during year five of the Initial Term, no payment shall be required to be made. For purposes of calculation of the payment described herein, such fees shall be calculated in accordance with the Section entitled "Fees" and shall be based upon the average amount of the Company's assets for the twelve months prior to the date Fund Accountant is replaced or a third party is added.

        In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which Fund Accountant is not retained to provide fund accounting services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which Fund Accountant is replaced or a third party is added.

        5. Section 6 of the Agreement shall be further amended by inserting the following paragraph at the end of such section:

        In the event of a change of control (as such term is defined in the 1940
        Act) of Fund Accountant (a "Change of Control"), Fund Accountant shall promptly notify the Company of such Change of Control. Upon receipt of notice of a Change of Control, the Company shall have the option of terminating this Agreement, without penalty, by providing written notice of termination within 120 days following such receipt. In the event the Company exercises such option to terminate, this

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        Agreement shall terminate on the 120th day after written notice of termination is provided to Fund Accountant. In the event the Company does not exercise such option to terminate within the 120-day period reference above, this Agreement shall continue in full force and effect in accordance with its terms.

        6. Schedule A to the Agreement shall be amended by replacing it with the following:

        Effective as of January 1, 1999, Fund Accountant shall be entitled to receive a fee from each Fund in accordance with the following schedule:

        7. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

        8. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.


















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        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                        CENTURA FUNDS, INC.

                                        By:
                                                ------------------------------

                                        Title:
                                                ------------------------------


                                        BISYS FUND SERVICES, INC.

                                        By:
                                                ------------------------------

                                        Title:
                                                ------------------------------


                                        BISYS FUND SERVICES OHIO, INC.

                                        By:
                                                ------------------------------

                                        Title:
                                                ------------------------------






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